UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Accenture Ltd
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Joe W. Forehand
Chairman & CEO
January 10, 2003

Dear Fellow Shareholder:

The Board of Directors of Accenture Ltd is pleased to announce that the 2003 Annual General Meeting of Shareholders (the “Annual Meeting”) will be held at 10:00 a.m., local time, on February 25, 2003 at The San Diego Convention Center, 111 Harbor Drive, San Diego, California 92101, USA.

At this year’s meeting you will vote on the appointment of five directors, the authorization of the Board to appoint additional directors and the re-appointment of KPMG LLP as our independent auditors. The audited consolidated financial statements of Accenture Ltd and its subsidiaries for the fiscal year ended August 31, 2002 will be received at the Annual Meeting.

We have included with this letter a Notice of the Annual Meeting and a proxy statement that describes the meeting and the items being voted upon at the meeting. Our Annual Report on Form 10-K has previously been delivered to you.

Your vote is very important to us. Please let us know whether you plan to attend the Annual Meeting by marking the appropriate box on your proxy card. If you do not plan to attend the meeting, we encourage you to read the enclosed proxy statement and submit your completed proxy prior to the Annual Meeting so that your shares will be represented and voted. You may submit your proxy either by returning the enclosed proxy card or by submitting your proxy over the telephone or the Internet. If you submit your proxy before the meeting and subsequently decide to attend the meeting in person, you may still vote in person at the meeting.

We encourage you to permit us to send you shareholder communications electronically. You can find more information on receiving these communications electronically in the “Electronic Delivery of Shareholder Communications” section on page 36 of the proxy statement. By choosing to receive these materials electronically, you support us in controlling our printing and postage costs, and we believe you will find this service convenient and useful.

Thank you for your continued support.

JOE W. FOREHAND
Chairman & CEO

NOTICE OF 2003 ANNUAL GENERAL MEETING OF SHAREHOLDERS

The 2003 Annual General Meeting of Shareholders of Accenture Ltd will be held at 10:00 a.m., local time, on February 25, 2003, at The San Diego Convention Center, 111 Harbor Drive, San Diego, California 92101, USA, for the following purposes:

To receive the report of our independent auditors and the financial statements for our fiscal year ended August 31, 2002, and to vote upon the following items:

1.	to appoint Steven A. Ballmer, Dina Dublon, William D. Green, Stephan A. James and Carlos Vidal as Class II directors, each for a term expiring at the 2006 Annual General Meeting of Shareholders;

2.	to authorize the Board to appoint additional directors (so long as the total number of directors does not exceed the maximum number of directors permitted under the bye-laws of Accenture Ltd);

3.	to re-appoint KPMG LLP as independent auditors of Accenture Ltd for a term expiring at the 2004 Annual General Meeting of Shareholders and to authorize the Board to determine their remuneration; and

4.	to transact any other business that may properly come before the meeting and any adjournment or postponement of the meeting.

The Board has set December 30, 2002 as the record date for the meeting. This means that only those persons who were registered holders of Accenture Ltd’s Class A common shares or Class X common shares at the close of business on that date will be entitled to receive notice of the meeting and to attend and vote at the meeting.

By order of the Board of Directors,

DOUGLAS G. SCRIVNER
General Counsel and Secretary

January 10, 2003

PLEASE SUBMIT A COMPLETED PROXY BY MARKING, SIGNING, DATING AND RETURNING YOUR PROXY IN THE ENCLOSED ENVELOPE OR BY SUBMITTING YOUR PROXY BY TELEPHONE OR THE INTERNET

PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors (the “Board”) of Accenture Ltd is soliciting your proxy for use at the 2003 Annual General Meeting of Shareholders (the “Annual Meeting”) to be held on February 25, 2003. These proxy materials are first being sent to shareholders beginning on or about January 13, 2003. Accenture Ltd maintains a registered office in Bermuda at Cedar House, 41 Cedar Avenue, Hamilton HM12, Bermuda. Our telephone number in Bermuda is +1 441-296-8262. We have major offices in the world’s leading business centers, including New York, Chicago, Dallas, Los Angeles, San Francisco, London, Frankfurt, Madrid, Milan, Paris, Sydney and Tokyo. You may visit us at our website located at www.accenture.com. Information contained on our website is not a part of this proxy statement.

Date, Time and Place

We will hold the Annual Meeting at The San Diego Convention Center, 111 Harbor Drive, San Diego, California 92101, USA, on February 25, 2003 at 10:00 a.m., local time, subject to any adjournments or postponements.

Who Can Vote; Votes Per Share

All persons who are registered holders of Class A common shares or Class X common shares at the close of business on December 30, 2002 are shareholders of record for the purposes of the Annual Meeting and will be entitled to vote at the Annual Meeting. As of the close of business on that date there were outstanding 411,222,314 Class A common shares (which number does not include 29,282,034 issued shares held by subsidiaries of Accenture), held by 1,519 shareholders of record, and 516,465,359 Class X common shares, held by 1,468 shareholders of record. These shareholders of record will be entitled to one vote per Class A common share and one vote per Class X common share on all matters submitted to a vote of shareholders, so long as those votes are represented at the Annual Meeting in person or by proxy. Your shares will be represented if you attend and vote at the Annual Meeting or if you submit a proxy.

How to Vote; Submitting Your Proxy

You may vote your shares either by voting in person at the Annual Meeting or by submitting a completed proxy. By completing and submitting the enclosed proxy, you are legally designating another person to vote your shares. The enclosed proxy designates Joe W. Forehand, Harry L. You and Douglas G. Scrivner to vote your shares in accordance with the voting instructions you have indicated on the proxy.

If your shares are held not in your name but in the “street name” of a bank, broker or other holder of record (a “nominee”), then your name will not appear in Accenture Ltd’s register of shareholders and the nominee will be entitled to vote your shares. In order to be admitted to the Annual Meeting, you must bring a letter or account statement showing that you beneficially own the shares held by the nominee. Even if you attend the Annual Meeting, you will not be able to vote the shares that you hold in street name. Rather, you should instruct your nominee how to vote those shares on your behalf.

If you appoint the proxies named in the proxy card as your proxies but do not indicate how your shares are to be voted, your shares will be voted by these individuals in accordance with the Board’s recommendations, which are contained in this proxy statement. In addition, if any matters other than the proposals contained in this proxy statement are properly brought up at the Annual Meeting, the proxies named in the proxy card, as your designated proxies, will have the discretionary authority to vote your shares on those matters in accordance with their discretion and judgment. The Board currently does not know of any matters to be raised at the Annual Meeting other than the proposals contained in this proxy statement.

You may submit your proxy by mailing the enclosed proxy card or by telephone at the number set forth on the enclosed proxy card or via the Internet at www.proxyvote.com. Please let us know whether you plan to attend the Annual Meeting by marking the appropriate box on your proxy card. In order for your proxy to be validly submitted and for your shares to be voted in accordance with your proxy, we must receive your mailed proxy by 5:00 p.m., Eastern Standard Time, on February 24, 2003. If you submit your proxy by telephone or via the Internet, then you may submit your voting instructions up until 11:59 p.m., Eastern Standard Time, on February 24, 2003.

Your vote is very important to us. If you do not plan to attend the meeting, we encourage you to read the enclosed proxy statement and submit your completed proxy prior to the Annual Meeting so that your shares will be represented and voted.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Annual Meeting by (1) sending a written notice, which must be received by one hour prior to the beginning of the Annual Meeting on February 25, 2003, to our Secretary, at 1661 Page Mill Road, Palo Alto, California, 94304, USA; (2) signing, dating and mailing a new and different proxy card, which we must receive by 5:00 p.m., Eastern Standard Time, on February 24, 2003; or (3) voting your shares in person at the meeting. If you vote by telephone or via the Internet, you can revoke your proxy by submitting a new proxy. Attending the Annual Meeting alone will not revoke your proxy.

Proxy Solicitation

We will bear the costs of soliciting proxies from the holders of our Class A common shares and Class X common shares. We are initially soliciting these proxies by mail and e-mail, but our directors, officers and selected other Accenture employees also may solicit proxies by personal interview, telephone or e-mail. These persons who help us in the solicitation will not be specially compensated for those services, but they may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners. A representative of IVS Associates, Inc. has agreed to act as our Inspector of Election at the Annual Meeting and to assist us in tabulating the proxies.

Quorum and Voting Requirements

In order to establish a quorum at the Annual Meeting, there must be at least two shareholders represented at the meeting, either in person or by proxy, who have the right to attend and vote at the meeting, and who hold shares representing more than 50 percent of the votes that may be cast by all shareholders of record. For purposes of determining a quorum, abstentions and broker “non-votes” are counted as represented. A “non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner abstains from voting on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner on how to vote those shares.

In order to be approved, each proposal being considered requires the affirmative vote of a majority of the votes cast. Abstentions and broker “non-votes” will not affect the voting results.

2002 Audited Financial Statements

At the Annual Meeting, we will present the audited consolidated financial statements for our fiscal year ended August 31, 2002 (“fiscal 2002”). Copies of these financial statements are included in our Annual Report on Form 10-K previously delivered to our shareholders and available through our website at www.accenture.com.

Voting Agreement; Preliminary Vote

Accenture Ltd and each of our partners who owns Class A common shares or Class X common shares have entered into a voting agreement, and each person who becomes a partner will be required to enter into the voting agreement. Under the voting agreement, prior to any vote to be submitted to the shareholders of Accenture Ltd, our partners will take a separate, preliminary vote on the matter to be voted on. When the vote is submitted to the shareholders, all of the shares subject to the voting agreement will be voted in the shareholder vote in accordance with the majority of the votes cast in the preliminary vote. For a shareholder vote concerning the appointment of directors, all of the shares subject to the voting agreement will be voted to elect the person receiving the highest number of votes cast in the preliminary vote. See “Certain Transactions and Relationships—Voting Agreement” starting on page 23 for a description of the voting agreement.

At the Annual Meeting, an aggregate of 170,264,216 Class A common shares and an aggregate of 461,882,928 Class X common shares, or approximately 68.1% of all of the shares entitled to vote at the Annual Meeting, will be voted in accordance with the preliminary vote. The preliminary vote will be concluded on or about February 7, 2003.

We use the term “partner” to refer to the executive employees of Accenture with the “partner” title. We use the terms “Accenture,” “the Company,” “we,” “our” and “us” to refer to Accenture Ltd and its subsidiaries.

PROPOSAL NO. 1—APPOINTMENT OF DIRECTORS

The Board currently has 14 members who are classified into three classes. At each Annual General Meeting of Shareholders, the appointment of the directors constituting one class of Board membership expires, and the shareholders vote at that meeting to appoint the directors nominated for that expiring class to hold office for a three-year term.

Class II Directors

At this year’s Annual Meeting, all of the Class II directorships expire. The Board is nominating five individuals for appointment as Class II directors, each for a term expiring at the 2006 Annual General Meeting of Shareholders. With the exception of Carlos Vidal, each of the following nominated individuals are current Board members:

Steven A. Ballmer

Dina Dublon

William D. Green

Stephan A. James

Carlos Vidal

Accenture Ltd and each of our partners have entered into a partner matters agreement that establishes procedures for the continued involvement of our partners in the governance of Accenture. A description of the partner matters agreement can be found starting on page 29. The partner matters agreement sets forth, among other things, procedures by which the partners will select certain nominees who will be recommended to the Board for nomination as directors. Diego Visconti currently is a Class II director whose term expires at the Annual Meeting. Following the procedures set forth in the partner matters agreement, the partners selected William D. Green and Carlos Vidal as Class II director nominees for appointment to the Board.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPOINTMENT OF THE FIVE NOMINEES.

If you submit the enclosed proxy designating Joe W. Forehand, Harry L. You and Douglas G. Scrivner as your proxies but you do not indicate how your shares should be voted, then your shares will be voted in favor of the appointment of all of the nominees. If any nominee is unwilling or unable to serve as a director, then the Board will propose another person in place of that original nominee, and the individuals designated as your proxies will vote to appoint that proposed person, unless the Board decides to reduce the number of directors constituting the full Board. It is currently anticipated that all of the nominees will be willing and able to serve as directors.

Director Biographies

Set forth below are the biographies of our directors and director nominees.

Class II Director Nominees

Steven A. Ballmer 46 years old Member, Nominating & Governance Committee Nominee for Class II Director
Steven A. Ballmer has been a director since October 2001. He is chief executive officer and a director of Microsoft Corp., the world’s leading manufacturer of software for personal and business computing. Since joining Microsoft in 1980, Mr. Ballmer has headed several Microsoft divisions, including operations, operating systems development, and sales and support. He was promoted to president in July 1998 and was named CEO in January 2000, assuming full management responsibility for the company.

Dina Dublon 49 years old Member, Compensation Committee Nominee for Class II Director
Dina Dublon has been a director since October 2001. She is executive vice president and chief financial officer of J.P. Morgan Chase & Co., a leading global financial services firm created by the merger of Chase Manhattan and J.P. Morgan & Co. Ms. Dublon is also a director and member of the compensation committee of the board of directors of The Hartford Financial Services Group, Inc. She has spent most of her professional career with J.P. Morgan Chase & Co. and its predecessor merging firms, starting as a trader. Prior to being named CFO, she held numerous other positions, including senior vice president and corporate treasurer; managing director of the Financial Institutions Division; and senior vice president of corporate finance.

William D. Green 49 years old Member, Compensation Committee Nominee for Class II Director
William D. Green has been a director since June 2001, our Group Chief Executive—Communications & High Tech Operating Group since December 1999 and Country Managing Director, United States since August 2000. From September 1997 to December 1999, Mr. Green was responsible for our Resources operating group. From September 1996 to September 1997, he was responsible for our manufacturing group in the Americas. Mr. Green has been with Accenture for 25 years.

Stephan A. James 56 years old Nominee for Class II Director
Stephan A. James has been a director since February 2001 and our Chief Operating Officer since July 2000. From November 1999 to June 2000, he was responsible for our Resources operating group. From September 1997 to October 1999, Mr. James was responsible for our Financial Services operating group. From September 1994 to September 1997, he was responsible for our Financial Services group in the Americas. Mr. James has been with Accenture for 34 years.

Carlos Vidal 48 years old Nominee for Class II Director
Carlos Vidal has been our Managing Partner—Financial Services, NEWS Operating Unit, which includes the UK and Ireland, since 2002, and Italy, Greece, Eastern Europe, Latin America and Spain, since 2000. In addition, Mr. Vidal has been our Country Managing Director, Spain since 1998, Chairman of the Geographic Council for Spain, Portugal, South Africa, Nigeria and Israel since 2000 and Chairman of the Partners’ Income Committee since December 2001. From September 1995 to October 1997 he was responsible for our consulting services across all industries in Spain, Portugal and Italy. Mr. Vidal has been with Accenture for 27 years.

Other Current Directors

Joe W. Forehand 54 years old Chairman of the Board Class I Director
Joe W. Forehand has been Chairman of the Board of Directors since February 2001 and has been our Chief Executive Officer since November 1999. He currently serves as Chairman of our Management Committee, our Executive Committee and our Global Leadership Council. From June 1998 to November 1999, Mr. Forehand was responsible for our Communications & High Tech operating group. From September 1997 to June 1998, he was responsible for our Products operating group. From September 1994 to September 1997, Mr. Forehand was responsible for our Products group in the Americas. Mr. Forehand has been with Accenture for 30 years.

Karl-Heinz Flöther 50 years old Class III Director
Karl-Heinz Flöther has been a director since June 2001 and our Group Chief Executive—Financial Services operating group since December 1999. From June 1998 to February 2000, he was the Country Managing Partner of our Germany practice. From September 1997 to December 1999, he was responsible for our banking practice in continental Europe. From September 1996 to September 1997, Mr. Flöther was responsible for our practice services in Western Europe. Mr. Flöther has been with Accenture for 23 years.

Joel P. Friedman 55 years old Member, Nominating & Governance Committee Class I Director
Joel P. Friedman has been a director since June 2001 and Partner—Corporate Development since November 2002. From March 2002 to November 2002, he was Managing General Partner—Accenture Technology Ventures and from May 2001 to March 2002 he was Managing General Partner—Accenture Technology Ventures, Americas. From 1997 to 2000, he was responsible for our Banking industry group globally. Mr. Friedman has been with Accenture for 31 years.

Robert I. Lipp 64 years old Member, Audit Committee Class III Director
Robert I. Lipp has been a director since October 2001. Mr. Lipp served as our Lead Outside Director until November 2002. He is chairman and chief executive officer of Travelers Property Casualty Corp. During 2000, he was a Vice Chairman and Member of the Office of the Chairman of Citigroup. He was chairman and CEO of Citigroup’s Global Consumer Business from 1999 to 2000. He joined Travelers in 1986 and held a number of senior positions there, including the CEO and chairman title, from 1993 to 2000. From 1991 to 1993 he served as CEO and chairman of CitiFinancial Credit Company.

Blythe J. McGarvie 46 years old Chair, Audit Committee Class I Director
Blythe J. McGarvie has been a director since October 2001. She is the president of leadership for International Finance & Enterprises, LLC, a start-up firm focusing on improving clients’ financial position. Her firm specializes in addressing the business challenges of and providing global perspectives to U.S. and multinational companies, primarily in the consumer goods and retail industries. From July 1999 to December 2002, she was executive vice president and chief financial officer of BIC Group, one of the world’s leading manufacturers of convenient disposable products. Ms. McGarvie is also a member of the board of directors of The Pepsi Bottling Group, Inc. Prior to joining BIC, she was senior vice president and CFO of Hannaford Bros. Co., a supermarket retailer, for five years. She has also held senior financial positions at Sara Lee Corp. and Kraft General Foods.

Sir Mark Moody-Stuart 62 years old Chair, Compensation Committee Member, Nominating & Governance Committee Lead Outside Director Class I Director
Sir Mark Moody-Stuart has been a director since October 2001. The Board appointed Sir Mark Moody-Stuart to become our Lead Outside Director in November 2002. He is former chairman of The Shell Transport and Trading Company and former chairman of the Committee of Managing Directors of the Royal Dutch/Shell Group of Companies. He was managing director of Shell Transport and a managing director of Royal Dutch/Shell Group, a major global oil and gas enterprise, from 1991 to 2001. Sir Mark Moody-Stuart is a director of HSBC Holdings PLC, Shell Transport & Trading PLC and Anglo American plc.

Masakatsu Mori 55 years old Member, Nominating & Governance Committee Class I Director
Masakatsu Mori has been a director since June 2001. He has been the Country Managing Partner of our Japan practice (now the Country Managing Director, Japan) since 1989. Mr. Mori has been with Accenture for 33 years.

Diego Visconti 53 years old Class II Director
Diego Visconti has been responsible for our Communications & High Tech operating unit in Europe and Latin America since 1995 and has been a director since June 2001. From 1997 until May 2002, he was also the Country Managing Partner of our Italy practice. Mr. Visconti has been with Accenture for 26 years.

Wulf von Schimmelmann 55 years old Chair, Nominating & Governance Committee Member, Audit Committee Class III Director
Wulf von Schimmelmann has been a director since October 2001. He is chief executive officer of Deutsche Postbank AG, Germany’s largest independent retail bank and among the largest commercial banks in the German market. He is also a member of the board of directors of Deutsche Post World Net Group.

Jackson L. Wilson, Jr. 55 years old Class III Director
Jackson L. Wilson, Jr. has been a director and our Corporate Development Officer since February 2001. He was the Managing General Partner—Accenture Technology Ventures from November 1999 to March 2002. From June 1997 to November 1999, he was responsible for our operating groups. From June 1995 to June 1997, Mr. Wilson was responsible for industry markets strategies and market and technology solutions. Mr. Wilson has been with Accenture for 27 years.

Board Meetings and Committees

During fiscal 2002, the Board held four regularly scheduled meetings and seven special meetings held by teleconference. All of the directors who served during fiscal 2002 attended at least 75% of the aggregate of Board meetings and meetings of any Board committee on which he or she served during fiscal 2002, except for Steven Ballmer. Scheduling conflicts identified prior to Mr. Ballmer’s appointment to the Board in October 2001 prevented him from attending some meetings during his first year in office, but those conflicts have been resolved for future years.

The Board maintains an Audit Committee, a Compensation Committee and a Nominating & Governance Committee. These committees are described in the following paragraphs.

Audit Committee

The Audit Committee consists of three of our outside directors. These individuals are Blythe J. McGarvie, who chairs the committee, Robert I. Lipp and Wulf von Schimmelmann. Each of these committee members meets the current independence and financial experience requirements of the New York Stock Exchange. The Audit Committee was formed in October 2001 and held seven meetings during fiscal 2002, three of which were by teleconference. The Audit Committee’s primary duties and responsibilities are to:

•	review the performance of our independent accountants and make recommendations to the Board regarding the appointment or termination of our independent accountants;

•	oversee that management has maintained the reliability and integrity of our accounting policies and financial reporting and disclosure practices;

•	oversee that management has established and maintained procedures designed to support a functioning and adequate system of internal controls; and

•	oversee that management has established and maintained procedures designed to facilitate our compliance with applicable laws, regulations and corporate policy.

In fulfilling these purposes, the Audit Committee operates pursuant to an Audit Committee Charter, which was adopted by the Board on November 27, 2001 and included in the proxy statement for the 2002 Annual General Meeting of Shareholders.

The Report of the Audit Committee for fiscal 2002 can be found on page 12.

Compensation Committee

The Compensation Committee consists of three of our directors. These individuals are Sir Mark Moody-Stuart, who chairs the committee, Dina Dublon and William D. Green. Mr. Green is also an executive officer of Accenture. The Compensation Committee was formed in October 2001 and held five meetings during fiscal 2002, one of which was by teleconference.

The Compensation Committee’s primary duties and responsibilities are to:

•	oversee our equity-based benefits plans;

•	review and approve salaries and other matters relating to the compensation of our executive officers, based in part on the recommendation of a committee of our partners; and

•	review and make recommendations to the full Board regarding Board compensation.

The Report of the Compensation Committee on Executive Compensation can be found on page 14.

Nominating & Governance Committee

The Nominating & Governance Committee consists of five of our directors. These individuals are Wolf von Schimmelmann, who chairs the committee, Steven A. Ballmer, Joel P. Friedman, Sir Mark Moody-Stuart and Masakatsu Mori. Mr. Friedman and Mr. Mori are Accenture partners. The Nominating & Governance Committee was formed in October 2001 and held four meetings during fiscal 2002.

The Nominating & Governance Committee’s primary duties and responsibilities are to:

•	recommend candidates for appointment to the Board;

•	make recommendations as to the size, composition, structure, operations, performance and effectiveness of the Board;

•	oversee management development and succession planning by the Company;

•	make recommendations as to the election of the chief executive officer and nomination of other executive officers of the Company;

•	develop and recommend to the Board a set of corporate governance principles; and

•	otherwise take a leadership role in shaping the corporate governance of the Company.

If you would like to recommend a future nominee for Board membership, you can submit a written recommendation with the name and other pertinent information of the nominee to: Mr. Wulf von Schimmelmann, Chairman of the Nominating & Governance Committee, c/o Accenture, 1661 Page Mill Road, Palo Alto, California, 94304, USA, Attention: General Counsel and Secretary.

PROPOSAL NO. 2—AUTHORIZATION OF BOARD TO APPOINT
ADDITIONAL DIRECTORS

Under Accenture Ltd’s bye-laws, the Board may determine the number of directors comprising the Board, so long as the Board is comprised of at least 8 but no more than 15 directors. Under Bermuda law, however, the Board may not appoint additional directors to fill new directorships created upon an increase in the size of the Board, unless it is authorized to make these appointments by our shareholders. Currently, there are 14 directors that comprise the Board.

The Nominating & Governance Committee is currently undertaking a review of Accenture’s corporate governance, including an evaluation of the composition of the Board. In connection with its review, the Nominating & Governance Committee has recommended an increase in the size of the Board to 15 members as permitted by the bye-laws, to allow for the appointment of an additional outside director. While no individual has been recommended by the Nominating & Governance Committee for appointment at this time, the proposed authorization will provide flexibility for the Board to appoint individuals at a later time, to serve as directors. This will also facilitate our ability to address our governance objectives and our compliance with any new rules, regulations or standards issued or adopted by the Securities and Exchange Commission or by the New York Stock Exchange. Any person appointed by the Board under this authorization would be subject to re-appointment by the shareholders at the next following Annual General Meeting of Shareholders.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE AUTHORIZATION OF THE BOARD TO APPOINT ADDITIONAL DIRECTORS (SO LONG AS THE TOTAL NUMBER OF DIRECTORS DOES NOT EXCEED THE MAXIMUM NUMBER OF DIRECTORS PERMITTED UNDER THE BYE-LAWS).

PROPOSAL NO. 3—RE-APPOINTMENT OF INDEPENDENT AUDITORS

Under Bermuda law, our shareholders have the authority to appoint our independent auditors and to authorize the Board to determine the auditors’ remuneration. Upon the Audit Committee’s recommendation, the Board has recommended the re-appointment of KPMG LLP as the independent auditors to audit our consolidated financial statements for the fiscal year ending August 31, 2003. The Board is asking our shareholders to approve the re-appointment of KPMG LLP as auditors to hold office until the 2004 Annual General Meeting of Shareholders and to approve the Board’s authority to determine the auditors’ remuneration.

One or more representatives of KPMG LLP are expected to be present at the Annual Meeting. Each of these representatives will have the opportunity to make a statement, if they desire, and are expected to be available to respond to any questions.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RE-APPOINTMENT OF KPMG LLP AND THE BOARD’S AUTHORITY TO DETERMINE KPMG LLP’S REMUNERATION.

Report of the Audit Committee

The Audit Committee (the “Committee”) of the Company’s Board of Directors is primarily responsible for overseeing management’s practices and conduct regarding (i) financial reporting, accounting policies and disclosure practices; (ii) internal controls and (iii) compliance with all applicable laws, regulations and Company policy. The Committee functions in accordance with a written charter adopted by the Board and included in the proxy statement for the 2002 Annual General Meeting of Shareholders. The Committee is in the process of considering changes to its charter for recommendation to the Board to address recent legislation and New York Stock Exchange initiatives.

The Committee is comprised of three outside directors. Each of these individuals meets the current independence and financial experience requirements of the New York Stock Exchange.

For the fiscal year ended August 31, 2002, the Committee met seven times. At these meetings, the Committee met with members of senior management (including the CEO, CFO, chief risk officer and the Company’s general counsel and compliance officer), internal audit personnel, tax and treasury personnel and the Company’s independent auditors to discuss and review overall audit scope and plans, the results of internal and external audit examinations, evaluations by the auditors of the Company’s internal controls, the quality of the Company’s financial reporting and other matters. Specifically, the Committee, among other things: (i) reviewed and discussed the audited financial statements with management; (ii) discussed with the Company’s independent auditors, the matters required to be discussed under generally accepted auditing standards, including Statement on Auditing Standards No. 61 (as amended by Statement on Auditing Standards No. 90); (iii) received the written disclosures and the letter from the auditors as required by the Independence Standards Board Standard No. 1 and discussed with the independent auditors the independence of the independent auditors from management and from the Company; (iv) reviewed and oversaw the process by which the Company’s chief executive officer and chief financial officer provided legally required certifications; (v) reviewed and discussed the Company’s approach to risk management and its compliance program; and (vi) considered whether the rendition of non-audit services by the independent auditors was compatible with their independence.

In reliance on these reviews and discussions, the Committee, in furtherance of its oversight role, recommended, and the Board approved, that Accenture’s audited financial statements be included in Accenture’s Annual Report on Form 10-K for the fiscal year ended August 31, 2002, for filing with the Securities and Exchange Commission. The Committee, subject to shareholder ratification, also re-appointed KPMG LLP as the independent auditors of the Company for fiscal year 2003 and set KPMG LLP’s compensation.

THE AUDIT COMMITTEE

Blythe J. McGarvie, Chair
Robert I. Lipp
Wulf von Schimmelmann

INDEPENDENT AUDITORS’ FEES AND OTHER MATTERS

Independent Auditors’ Fees

The following table presents the fees for audit and other services provided by our independent auditors, KPMG LLP, for fiscal 2002:

2002
(in millions)
Audit fees	$2.8
Financial information systems design and implementation fees	$ —
All other fees
Audit-related fees(1)	$0.8
Other non-audit service fees(2)	$0.9

Total all other fees	$1.7

(1) Audit-related fees consisted principally of local statutory audits, review of registration statements and the issuance of consents.
(2)    Other non-audit service fees consisted primarily of the provision of accounting related services relating to engagement contracts with clients as well as tax planning, compliance and other non-audit services. The Audit Committee has considered whether the provision of the non-audit services is compatible with maintaining KPMG LLP’s independence.

Change in Independent Public Accountants

At the request of the Audit Committee, PricewaterhouseCoopers LLP resigned as our independent accountants effective as of November 27, 2001. We did not make this request due to concerns about the quality of PricewaterhouseCoopers’ work or due to any disagreements with PricewaterhouseCoopers. Rather, we requested PricewaterhouseCoopers’ resignation due to the continued competitive situation between our practice and PricewaterhouseCoopers’ consulting practice, which was not eliminated as we had expected. We engaged KPMG LLP as our independent auditors effective as of November 27, 2001. KPMG LLP subsequently was appointed by our shareholders as our independent auditors to hold office until the 2003 Annual General Meeting of Shareholders.

The reports of PricewaterhouseCoopers on the financial statements for the fiscal years ended August 31, 2001 and August 31, 2000 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audit referred to above and through PricewaterhouseCoopers’ resignation, there were no: (1) disagreements between Accenture and PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused them to make reference to the subject matter of the disagreement or disagreements in their report on the financial statements for that fiscal year; or (2) reportable events involving PricewaterhouseCoopers that would have required disclosure under Item 304(a)(1)(v) of Regulation S-K.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Report of the Compensation Committee

Committee Responsibility and Meetings

The Compensation Committee (the “Committee”) of the Company’s Board of Directors oversees the Company’s equity benefit plans, including the review and grant of awards to eligible employees and, based in part on the recommendation of the non-board partners’ income committee, reviews and approves salaries and other matters relating to the compensation of the Company’s chief executive officer and other executive officers. In addition, the Committee reviews and makes recommendations to the full board regarding the compensation of the Company’s directors.

The Committee is comprised of two outside directors and Mr. Green, who is an executive officer. It is the Board’s intention, as part of its overall review of the Company’s governance, that the Committee transition to a membership comprised of exclusively independent directors.

During the fiscal year ended August 31, 2002, the Committee met five times. At its meetings, the Committee met with the Company’s chief leadership officer as well as other Company executives to discuss and review: (i) an option plan for non-partner executive hires and promotes; (ii) the expansion of the Company’s Employee Share Purchase Plan to personnel of additional entities and to partners; (iii) compensation arrangements (including potential changes currently under consideration) for partners and associate partners; (iv) equity award programs for individuals promoted to partner and direct admit partners for fiscal years 2002 and 2003; (v) a proposal to accelerate the transfer of shares underlying certain restricted share units in connection with the Company’s May 2002 secondary offering; (vi) a proposal concerning fiscal year 2003 promotion and executive hire option grants; and (vii) a proposal to grant options to certain personnel receiving a reduction in base compensation. In addition, the Committee commissioned and received an external survey of peer group senior executive compensation, including the compensation of chief executive officers and reviewed and approved the compensation of Mr. Forehand and other executive officers for fiscal year 2003.

Compensation Philosophy

The Company’s compensation philosophy for all partners applies to the chief executive officer and other company executives as well. The compensation program takes into consideration the Company’s business strategy and market conditions. The program has been designed to: (i) focus management on maximizing shareholder value; (ii) recognize and reward those partners making the greatest relative contribution to the Company’s performance; (iii) motivate partners by providing competitive compensation based on individual and Company performance; (iv) promote and reward a teamwork approach among partners; (v) reinforce the ownership mentality of the Company’s partners; (vi) compensate partners fairly on a global basis, relative to each other and the local market; and (vii) provide transparency among partners regarding compensation.

Executive Compensation

Base and Variable Cash Compensation

The Company’s partners, including the chief executive officer and other executive officers, receive cash compensation based on a “unit” basis. A partners’ income committee, consisting of the chief executive officer and more than fifty partners appointed by the chief executive officer, reviews evaluations and recommendations concerning the performance of partners on a bi-annual basis to confirm the recommendation for each partner’s relative level of compensation, or unit allocation. This determination is then submitted to all partners for approval. If approved, the unit allocation is submitted to the Committee as a recommendation with respect to the unit allocation among the Company’s executive officers and, unless the Board of Directors determines otherwise, becomes binding with respect to the unit allocation among all partners other than the executive officers (subject to the impact on overall unit allocation as a result of determinations by the Committee regarding the unit allocation for the executive officers).

As part of the Company’s transition to a corporate structure, all of the Company’s partners accepted a reduction in their base compensation of up to 50%. The Company pays a portion of the total budgeted compensation to partners as a fixed component of compensation and may pay the remainder of the budgeted amount, or more, as variable compensation based on actual operating results compared to budgeted amounts and taking into account other factors, including industry-wide results and the general economic environment.

Equity Compensation

While the Company’s executive officers are eligible to receive grants of equity under the Company’s Share Incentive Plan, no awards were made to executive officers in fiscal 2002.

Compensation of the Chief Executive Officer

Mr. Forehand’s unit allocation and therefore, his compensation, reflects the scope and impact of his role, with a particular emphasis on his ability to articulate and implement a strategic business model that achieves shareowner value over time. While Mr. Forehand was eligible for a unit adjustment in fiscal 2003, he advised the partners’ income committee and this Committee that he did not wish to be considered for a unit increase and the Committee accepted this request. He may next be considered for a unit adjustment in fiscal 2004.

As noted above, as part of the Company’s transition to a corporate structure, all of the Company’s partners accepted a reduction in their base compensation. In Mr. Forehand’s case, this reduction yielded approximately a 50% decrease in his fiscal 2002 compensation as compared to his compensation in fiscal 2001. Mr. Forehand receives no other compensation or benefit beyond that available to all other partners.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986 places a limit on the tax deduction for compensation in excess of $1 million paid to certain “covered employees” of a publicly held corporation (generally the corporation’s chief executive officer and its next four most highly compensated executive officers in the year that the compensation is paid). While as discussed above, all of the Company’s partners, including Mr. Forehand and the other executive officers, receive cash compensation based on their unit allocation and the Company’s operating results in amounts significantly below those prior to the Company’s transition to a corporate structure, a portion of the compensation paid to the Company’s covered employees is not deductible.

THE COMPENSATION COMMITTEE

Sir Mark Moody-Stuart, Chair
Dina Dublon
William D. Green

Summary Compensation Table

The following table sets forth, for the last three fiscal years, the compensation for such periods for our chief executive officer and for each of our four most highly compensated executive officers, other than the chief executive officer, serving as executive officers at the end of fiscal 2002. We refer to these five persons, collectively, as the “named executive officers.”

	Annual Compensation				Long-Term Compensation Awards
	Year	Salary(1) ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Share Unit Award(s) ($)	Securities Underlying Options (#)	All Other Compensation ($)
Joe W. Forehand	2002	2,112,000	40,624	—	—	—	—
Chief Executive Officer and	2001	5,294,095	—	—	—	—	—
Chairman of the Board of Directors	2000	4,000,000	—	—	—	—	—
Jackson L. Wilson, Jr.	2002	1,848,000	35,546	—	—	—	—
Corporate Development Officer	2001	4,395,697	—	—	—	—	—
	2000	4,600,000	—	—	—	—	—
Stephan A. James	2002	1,782,000	34,277	—	—	—	—
Chief Operating Officer	2001	4,476,101	—	—	—	—	—
	2000	4,200,000	—	—	—	—	—
Michael G. McGrath	2002	1,716,000	33,007	—	—	—	—
Chief Risk Officer	2001	4,309,092	—	—	—	—	—
	2000	3,900,000	—	—	—	—	—
William D. Green	2002	1,518,000	29,199	—	—	—	—
Group Chief Executive—Communications	2001	3,317,096	—	—	—	—	—
& High Tech Operating Group	2000	3,500,000	—	—	—	—	—

(1)
Amounts in the table with respect to periods prior to the consummation of Accenture’s transition to a corporate structure on May 31, 2001 consist of distributions of partnership income, including realized gains on investments and return on capital at risk. These amounts are not comparable to executive compensation in the customary sense. With respect to periods subsequent to May 31, 2001, amounts in this table reflect the compensation actually paid to the named executive officers in those periods which reflect compensation reductions in connection with Accenture’s transition to a corporate structure.

Compensation Committee Interlocks and Insider Participation

Sir Mark Moody-Stuart, Ms. Dina Dublon and Mr. William Green served as members of the Compensation Committee in fiscal 2002. Mr. Green is an executive officer of Accenture.

Compensation of Outside Directors

Each director who is not an employee of Accenture receives the following compensation:

•	an initial, one-time grant of an option to purchase 25,000 Class A common shares upon appointment to the Board;

•	an annual retainer of $50,000, which may be deferred in whole or in part, either in the form of cash, fully vested restricted share units or a combination of cash and restricted share units; and

•	an annual grant of an option to purchase 10,000 Class A common shares.

Each option grant vests fully after one year (or sooner upon death, disability or involuntary termination or removal from the Board) and generally expires after 10 years. Robert I. Lipp has received (and Sir Mark Moody-Stuart will receive commencing February 2003) an additional annual retainer of $75,000 for his service as Lead Outside Director (payable in cash, fully vested restricted share units or a combination of cash and restricted share units), and Steven A. Ballmer has elected not to receive director compensation.

Employment Contracts

Each of the named executive officers has entered into an annual employment agreement which is renewed automatically. The employment agreements, which are standard employment contracts for Accenture partners, provide that these executive officers will receive compensation as determined by

Accenture. Pursuant to the employment agreements, each of the named executive officers has also entered into a non-competition agreement whereby each agreed that, for a specified period, he will not (1) associate with and engage in consulting services for any competitive enterprise or (2) solicit or assist any other entity in soliciting any client or prospective client for the purposes of providing consulting services, perform consulting services for any client or prospective client, or interfere with or damage any relationship between us and a client or prospective client. In addition, each of the named executive officers has agreed that during the restricted period he will not solicit or employ any Accenture employee or any former employee who ceased working for us within an eighteen-month period before or after the date on which the partner’s employment with us or our affiliates terminated.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, our directors, executive officers and 10% shareholders are required within a prescribed period of time to report to the Securities and Exchange Commission transactions and holdings in our Class A common shares and Class X common shares. Based solely on our review of the copies of such forms received by us and on written representations from certain reporting persons that no annual corrective filings were required for those persons, we believe that, except as previously reported in our proxy statement for the 2002 Annual General Meeting of Shareholders, during fiscal 2002, all of these filing requirements were timely satisfied.

PERFORMANCE GRAPH

The performance graph below shows the cumulative total shareholder return on the Class A common shares for the period starting on July 19, 2001, which was the initial trading date of the Class A common shares, to August 31, 2002, which was the end of fiscal 2002. This is compared with the cumulative total returns over the same period of the S&P 500 Index and a peer group index consisting of Cap Gemini SA, Computer Sciences Corporation, Electronic Data Systems Corporation, Hewlett-Packard Company, International Business Machines Corporation and BearingPoint, Inc. (formerly KPMG Consulting, Inc.). The graph assumes that on July 19, 2001, $100 was invested in our Class A common shares and $100 was invested in each of the other two indices, with dividends reinvested on the date of payment without payment of any commissions. The performance shown in the graph represents past performance and should not be considered an indication of future performance.

*
The graph is based on an initial price per share of $14.50 for the Class A common shares, which was the initial public offering price on July 19, 2001. The last sale price on that date on the New York Stock Exchange was $15.17.

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of December 30, 2002, information regarding the beneficial ownership of Accenture Ltd’s Class A common shares and Class X common shares and Accenture SCA’s Class I common shares held by: (1) each director, director nominee and named executive officer; and (2) all of our directors, director nominees and executive officers as a group. To our knowledge, except as otherwise indicated, each person listed below has sole voting and investment power with respect to the shares beneficially owned by him or her. For purposes of the table below, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares that such person has the right to acquire within 60 days after December 30, 2002. For purposes of computing the percentage of outstanding Class A common shares and/or Class X common shares and/or Class I common shares held by each person or group of persons named below, any shares that such person or persons has the right to acquire within 60 days after December 30, 2002 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

	Accenture SCA Class I common shares				Accenture Ltd Class A common shares			Accenture Ltd Class X common shares			Percentage of the total number of Class A and Class X common shares beneficially owned
Name	shares beneficially owned		% of shares beneficially owned		shares beneficially owned	% of shares beneficially owned		shares beneficially owned	% of shares beneficially owned
Directors, director nominees and named executive officers (1):
Joe W. Forehand (2)(3)	1,406,889	(4)	*	%	1,000	**	%	1,406,889	***	%	****	%
Stephan A. James (2)(3)	1,148,676	(5)	*		—	**		1,148,676	***		****
Steven A. Ballmer	—		*		—	**		—	***		****
Dina Dublon (6)	—		*		27,977	**		—	***		****
Karl-Heinz Flöther (3)	—		*		833,713	**		—	***		****
Joel P. Friedman (2)(3)	810,257		*		—	**		810,257	***		****
William D. Green (2)(3)	1,000,947		*		—	**		1,000,947	***		****
Robert I. Lipp (6)	—		*		157,442	**		—	***		****
Blythe J. McGarvie (6)	—		*		27,977	**		—	***		****
Sir Mark Moody-Stuart (6)	—		*		27,977	**		—	***		****
Masakatsu Mori (2)(3)	—		*		791,113	**		—	***		****
Wulf von Schimmelmann (7)	—		*		25,000	**		—	***		****
Carlos Vidal (3)	863,908		*		—	**		—	***		****
Diego Visconti (2)(3)	870,582		*		—	**		—	***		****
Jackson L. Wilson, Jr. (2)(3)	1,100,041	(8)	*		—	**		1,100,041	***		****
Michael G. McGrath (2)(3)	1,057,938		*		—	**		1,057,938	***		****
All directors, director nominees and executive officers as a group (27 persons)	14,817,088		1.6%		3,443,230	**	%	12,187,433	2.4%		1.7%

*	Less than 1% of Accenture SCA’s Class I common shares outstanding.
**	Less than 1% of Accenture Ltd’s Class A common shares outstanding.
***	Less than 1% of Accenture Ltd’s Class X common shares outstanding.
****	Less than 1% of the total number of Accenture’s Class A common shares and Class X common shares outstanding.
(1)	c/o Accenture, 1661 Page Mill Road, Palo Alto, California 94304 USA.
(2)
Excludes the common shares subject to the voting agreement referred to below that are owned by other parties to the voting agreement. Each of Joe W. Forehand, Stephan A. James, Karl-Heinz Flöther, Joel P. Friedman, William D. Green, Masakatsu Mori, Diego Visconti, Jackson L. Wilson, Jr. and Michael G. McGrath is a party to the voting agreement. Each of these individuals, however, disclaims beneficial ownership of the common shares subject to the voting agreement other than those specified above for him individually. See “Certain Transactions and Relationships—Voting Agreement.”

(3)
Subject to contractual transfer restrictions, Accenture SCA is obligated, at the option of the holder of its shares and at any time, to redeem any outstanding Accenture SCA Class I common shares held by the holder. The redemption price per share generally is equal to the market price of an Accenture Ltd Class A common share at the time of the redemption. Accenture SCA has the option to pay this redemption price with cash or by delivering Accenture Ltd Class A common shares on a one-for-one basis. Each time an Accenture SCA Class I common share is redeemed from a holder, Accenture Ltd has the option, and intends to, redeem an Accenture Ltd Class X common share from that holder, for a redemption price equal to the par value of the Accenture Ltd Class X common share, or $.0000225.

(4)
Includes 200,000 Class I common shares held by Firethorn Partners, Ltd, a limited partnership in which Mr. Forehand is the limited partner and Joe W. Forehand, LLC is the general partner. Joe W. Forehand, LLC is owned by Mr. Forehand and his spouse.

(5)
Includes 225,000 Class I common shares held by Edgehollow Hope, L.P., a limited partnership in which Mr. James is the limited partner and SASJC Management, LLC is the general partner. SASJ Management, LLC is owned by Mr. James and his spouse.

(6)	Includes 25,000 Class A common shares that could be acquired through the exercise of share options within 60 days from December 30, 2002.
(7)	Consists of 25,000 Class A common shares that could be acquired through the exercise of share options within 60 days from December 30, 2002.
(8)	Includes 400,000 Class I common shares held by Mr. Wilson as trustee of the Wilson Qualified Annuity Trust Number One dated December 13, 2002, a grantor retained annuity trust.

BENEFICIAL OWNERS OF MORE THAN FIVE PERCENT

The following table sets forth information as of December 30, 2002 about persons whom we know to be beneficial owners of more than 5% of the issued and outstanding Class A common shares or Class X common shares. For purposes of the table below, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares that such person has the right to acquire within 60 days after December 30, 2002. For purposes of computing the percentage of outstanding Class A common shares and/or Class X common shares held by each person or group of persons named below, any shares that such person or persons has the right to acquire within 60 days after December 30, 2002 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

	Class A common shares			Class X common shares		Percentage of the total number of Class A and Class X common shares beneficially owned
Name and Address of Beneficial Owner	shares beneficially owned		% of shares beneficially owned	shares beneficially owned	% of shares beneficially owned
Parties to the voting provisions of the Voting Agreement c/o Accenture Ltd Cedar House, 41 Cedar Avenue Hamilton HM12, Bermuda (1)	170,624,374	(2)	41.5%	393,582,571	76.2%	60.8%
Stichting Naritaweg I Naritaweg 155 1043 BW Amsterdam The Netherlands	—		—	30,548,811	5.9%	3.3%
Stichting Naritaweg II Naritaweg 155 1043 BW Amsterdam The Netherlands	—		—	37,751,546	7.3%	4.1%

(1)
Each party to the voting agreement disclaims beneficial ownership of the shares subject to the voting agreement that are owned by each other party to the agreement. See “Certain Transactions and Relationships—Voting Agreement.”

(2)	Includes 360,158 Class A common shares scheduled to be acquired pursuant to restricted share units within 60 days from December 30, 2002.

Two Dutch foundations, Stichting Naritaweg I and Stichting Naritaweg II, hold Class X common shares that otherwise would have been held by some of our partners. The shares held by these foundations will be voted at the Annual Meeting in accordance with the preliminary vote to be taken by our partners under the voting agreement and our partners will accordingly control the votes of these shares, although the foundations will not participate in the preliminary vote. See “Certain Transactions and Relationships—Voting Agreement.”

As of December 30, 2002, Accenture SCA, certain of its wholly-owned subsidiaries and the Accenture Share Employee Compensation Trust directly and indirectly beneficially owned an aggregate of 29,282,034 of our Class A common shares, or 6.6% of the issued Class A common shares. Accenture SCA, these subsidiaries and the Accenture Share Employee Compensation Trust expect to exercise their power to vote or direct the vote of the Class A common shares beneficially owned by them in a manner which will have no impact on the outcome of any vote of the shareholders of Accenture Ltd.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

Reorganization and Related Transactions

We completed a number of transactions in fiscal 2001 and 2002 in order to have Accenture assume a corporate structure. The principal reorganization transactions and related transactions are summarized below.

•
Our partners received shares in our global corporate structure in lieu of their interests in our local business operations. Our partners in Australia, Denmark, France, Italy, Norway, Spain, Sweden and the United States received Accenture SCA Class I common shares in lieu of their interests in our local operations in those countries. Our partners in Canada and New Zealand received Accenture Canada Holdings exchangeable shares in lieu of their interests in our local operations in those countries. Our partners elsewhere received Accenture Ltd Class A common shares in lieu of their interests in our local operations in the relevant countries. Most of our partners receiving Accenture SCA Class I common shares or Accenture Canada Holdings exchangeable shares received a corresponding number of Accenture Ltd Class X common shares.

•	In connection with our transition to a corporate structure, each partner’s paid-in capital was returned to that partner.

•	We distributed to our partners earnings undistributed as of the date of the consummation of our transition to a corporate structure.

Share Management Plan

We recognize the need to address three important objectives related to the ownership of Accenture Ltd Class A common shares: increased public float, broader ownership of the Accenture Ltd Class A common shares and the orderly entry of Accenture Ltd Class A common shares held by our partners into the market. We also recognize the needs of our partners to diversify their portfolios and to achieve additional liquidity over time. To balance these objectives, and to effectively incentivize our current and future partners, we have implemented a number of arrangements which we refer to collectively as our Share Management Plan and which currently include the components described below.

Common Agreements

Following are descriptions of the material terms of the Accenture Ltd common agreement and the Accenture SCA common agreement.

Accenture Ltd Common Agreement

Accenture Ltd and certain of the covered persons under the voting agreement described below under “—Voting Agreement” have entered into a common agreement, and each other person who becomes a partner in the future will be required to enter into the common agreement, under which each such covered person agrees not to transfer any of his or her covered shares under the voting agreement until July 24, 2005, except:

•	to participate as a seller in underwritten public offerings, share repurchases, sales or redemptions or other transactions, in each case as approved in writing by Accenture Ltd; and/or

•
to estate and/or tax planning vehicles, family members and charitable organizations that become bound by the terms of the common agreement, in each case as approved in writing by Accenture Ltd as further described below under “—Approved Family Transfers.”

Notwithstanding these limitations, a covered person may (1) exchange Accenture Canada Holdings exchangeable shares for Accenture Ltd Class A common shares and (2) pledge his or her covered shares subject to the terms described under “—Voting Agreement—Transfer Restrictions” below. These limitations are not affected by a covered person’s retirement status.

Partners and former partners party to the voting agreement continue to be subject to the voting agreement, including provisions that require covered persons to comply with share transfer restrictions imposed by Accenture from time to time in connection with offerings of Accenture Ltd securities, whether or not they enter into the Accenture Ltd common agreement.

Accenture SCA Common Agreement

Accenture SCA and certain of the covered persons under the transfer rights agreement described below under “—Accenture SCA Transfer Rights Agreement” have entered into a common agreement under which each such covered person agrees not to transfer any of his or her covered shares under the transfer rights agreement until July 24, 2005, except:

•
to participate as a seller in underwritten public offerings, share repurchases, sales or redemptions or other transactions, in each case as approved in writing by Accenture SCA or Accenture Ltd; and/or

•
to estate and/or tax planning vehicles, family members and charitable organizations that become bound by the terms of the common agreement, in each case as approved in writing by Accenture SCA or Accenture Ltd as further described below under “—Approved Family Transfers.”

Notwithstanding these limitations, (1) a covered person may redeem Accenture SCA Class I common shares, provided that any securities that may be received by such covered person in respect of such redemption shall be subject to the above-described restrictions on transfer and (2) at any time after May 31, 2004, covered persons may require Accenture SCA to redeem their Class I common shares for a redemption price per share generally equal to the lower of the market price of an Accenture Ltd Class A common share and $1, and a covered person may pledge his or her covered shares, in each case subject to the terms described under “—Accenture SCA Transfer Rights Agreement —Transfer Restrictions” below. These limitations are not affected by a covered person’s retirement status.

We expect that any transfers described above will be approved under Accenture SCA’s articles of association.

Partners and former partners party to the transfer rights agreement continue to be subject to the transfer rights agreement, whether or not they enter into the Accenture SCA common agreement.

Approved Family Transfers

We intend to approve estate and/or tax planning strategies that will allow the value of a partner’s shares to be transferred to a partner’s heirs or charitable donees in tax efficient manners directly or indirectly through tax planning vehicles which may reduce estate, gift, wealth, or income taxes of either the partner or the recipient of the shares. We expect these strategies to be implemented with minimal involvement or expense by Accenture. Partners wishing to use these approved family transfers will be required to work with identified local tax and legal advisors to assure that the transfers comply with Accenture’s requirements.

We intend to impose conditions on these transfers, such as requiring that (1) any transferee be bound by the transfer restrictions of the common agreements, the voting agreement and/or the transfer rights agreement, as applicable, (2) sole voting power over transferred shares be retained by partners, and

(3) Accenture be indemnified for any legal or tax liability arising from the use of the approved family transfer. Approved family transfers will only be permitted to the extent that such transfers do not impair the required collateral of shares previously pledged by partners pursuant to the applicable non-competition agreement.

Quarterly Partner Share Transactions

Commencing in fiscal year 2003, we offered, and we expect to continue to offer, partners and former partners who are bound by the common agreements, with quarterly opportunities to sell or redeem shares in transactions with us or third parties at or below market prices. These quarterly transactions are expected to include sales of Class A common shares pursuant to Rule 144 under the Securities Act by those of our partners and former partners holding these shares, as well as redemptions, repurchases or exchanges by Accenture of Accenture SCA Class I common shares and Accenture Canada Holdings exchangeable shares from our partners and former partners holding these shares. These redemptions, repurchases and exchanges will be at ratable levels with the sales of Class A common shares by our partners and former partners pursuant to Rule 144. To be eligible for these opportunities, the transfer restrictions in the voting agreement or transfer rights agreement applicable to such shares must no longer be in effect. The number of covered shares a partner or former partner may be permitted to sell or redeem will be reduced by the number of covered shares sold by the partner or former partner in any underwritten public offering. Accenture Ltd’s board of directors has authorized up to $600 million for use in acquiring shares from partners, former partners and their permitted transferees and for acquisitions of certain shares previously awarded to employees in connection with our initial public offering.

Partner Payments

We expect that certain of our partners and former partners will, any time they sell shares in Accenture-approved underwritten public offerings, pay to us an amount equal to 3% of the gross proceeds from the sale of the shares, less the amount of any underwriting discount. Similarly, certain of our partners and former partners participating in any quarterly share transactions will pay to us an amount equal to 3 1/2% of the gross proceeds, less any brokerage costs. We will apply these amounts to cover our expenses in connection with these transactions, with the excess being applied to fund the share employee compensation trust.

Accenture Share Employee Compensation Trust

In order to preserve Accenture’s partnership culture and sense of stewardship, we have created a share employee compensation trust to provide select Accenture employee benefits, such as equity awards to future partners. We may contribute any shares repurchased or acquired in connection with any of the various aspects of the Share Management Plan to the trust. The trust is consolidated in our financial statements.

Future Possibilities

We have designed the common agreements with the flexibility to accommodate changes and additions to the Share Management Plan. We will continue to review other opportunities that are compatible with the objectives of the Share Management Plan. These opportunities may include, among other things, strategies to permit partners to participate in Accenture-approved exchange funds and risk-management arrangements.

Voting Agreement

Following is a description of the material terms of the voting agreement.

Persons and Shares Covered

Accenture Ltd and each of our partners who owns Accenture Ltd Class A or Class X common shares have entered into a voting agreement and each other person who becomes a partner will be required to enter into the voting agreement. We refer to the parties to the voting agreement, other than Accenture Ltd, as “covered persons.”

The Accenture Ltd shares covered by the voting agreement generally include (1) any Accenture Ltd Class X common shares that are held by a partner, (2) any Accenture Ltd Class A common shares beneficially owned by a partner at the time in question and also as of or prior to the initial public offering of the Accenture Ltd Class A common shares in July 2001 and (3) any Accenture Ltd Class A common shares if they are received from us while an employee, a partner or in connection with becoming a partner or otherwise acquired if the acquisition is required by us. We refer to the shares covered by the voting agreement as “covered shares.” Accenture Ltd Class A common shares purchased by a covered person in the open market or, subject to certain limitations, in an underwritten public offering, will generally not be subject to the voting agreement. When a covered person ceases to be an employee of Accenture, the shares held by that covered person will no longer be subject to the voting provisions of the voting agreement described below under “—Voting.”

Each partner elected after the initial public offering of the Accenture Ltd Class A common shares in July 2001 will agree in the voting agreement to own at least 5,000 Accenture Ltd Class A common shares by the end of the third year after that covered person becomes a partner and to hold at least that number of shares for so long as that covered person is a partner.

Transfer Restrictions

By entering into the voting agreement, each covered person has agreed, among other things, to:

•	except as described below, maintain beneficial ownership of his or her covered shares received on or prior to July 24, 2001 for a period of eight years thereafter;

•	maintain beneficial ownership of at least 25% of his or her covered shares received on or prior to July 24, 2001 as long as he or she is an employee of Accenture; and

•	comply with certain additional transfer restrictions imposed by or with the consent of Accenture from time to time, including in connection with offerings of securities by Accenture Ltd.

Notwithstanding the transfer restrictions described in this summary, covered persons who continue to be employees of Accenture will be permitted to transfer a percentage of the covered shares received by them on or prior to July 24, 2001 and owned by them commencing on July 24, 2002 as follows:

Cumulative percentage of shares permitted to be transferred	Years after July 24, 2001
10%	1 year
25%	2 years
35%	3 years
45%	4 years
55%	5 years
65%	6 years
75%	7 years
100%	The later of (a) 8 years and (b) end of employment at Accenture

Partners retiring from Accenture at the age of 50 or above will be permitted to transfer covered shares they own on an accelerated basis commencing on July 24, 2002 as follows:

Age at retirement	Percentage of remaining transfer restricted shares permitted to be transferred
56 or older	100%
55	87.5%
54	75%
53	62.5%
52	50%
51	37.5%
50	25%

In addition, beginning on July 24, 2002, a retired partner who reaches the age of 56 will be permitted to transfer any covered shares he or she owns. Any remaining shares owned by retiring partners for which transfer restrictions are not released on an accelerated basis will be eligible to be transferred as if the retiring partner continued to be employed by Accenture.

Partners who became disabled before our transition to a corporate structure will be permitted to transfer all of their covered shares commencing on July 24, 2002. Partners who become disabled following our transition to a corporate structure will be subject to the general transfer restrictions applicable to our employees or, if disabled after the age of 50, will benefit from the accelerated lapses of transfer restrictions applicable to retired partners.

If Accenture approves in writing a covered person’s pledge of his covered shares to a lender, foreclosures by the lender on those shares, and any subsequent sales of those shares by the lender, are not restricted, provided that the lender must give Accenture a right of first refusal to buy any shares at the market price before they are sold by the lender.

All transfer restrictions applicable to a covered person under the voting agreement terminate upon death.

Notwithstanding the transfer restrictions described in this summary, Class X common shares of Accenture Ltd may not be transferred at any time, except upon the death of a holder of Class X common shares or with the consent of Accenture Ltd.

Accenture Canada Holdings exchangeable shares held by covered persons are also subject to the transfer restrictions in the voting agreement.

We expect that the above-described transfer restrictions will be waived to permit sales in underwritten public offerings, share repurchases or redemptions or other transactions approved by Accenture and to permit transfers to estate and/or tax planning vehicles approved by Accenture by those partners that have agreed to restrictions on any other transfers of their equity interests until July 24, 2005. See “—Share Management Plan—Common Agreements” for a discussion of the terms of this restriction on transfer. For a description of the waiver provisions relating to these transfer restrictions, see “—Waivers and Adjustments” below.

Other Restrictions

The voting agreement also prevents covered persons who are employees of Accenture from engaging in the following activities with any person who is not a covered person who is an employee of Accenture or a director, officer or employee of Accenture:

•	participating in a proxy solicitation with respect to shares of Accenture;

•	depositing any covered shares in a voting trust or subjecting any of these shares to any voting agreement or arrangement;

•	forming, joining or in any way participating in a “group” that agrees to vote or dispose of shares of Accenture in a particular manner;

•	except as provided in the partner matters agreement, proposing certain transactions with Accenture;

•	seeking the removal of any member of the board of directors of Accenture Ltd or any change in the composition of Accenture Ltd’s board of directors;

•	making any offer or proposal to acquire any securities or assets of Accenture; or

•	participating in a call for any special meeting of the shareholders of Accenture Ltd.

Voting

Under the voting agreement, prior to any vote of the shareholders of Accenture Ltd, a separate, preliminary vote of the covered shares owned by covered persons who are employees of Accenture will be taken on each matter upon which a vote of the shareholders is proposed to be taken. Subsequently, all of these covered shares will be voted in the vote of the shareholders of Accenture Ltd in accordance with the majority of the votes cast in the preliminary vote.

Notwithstanding the foregoing, in elections of directors, all covered shares owned by covered persons who are our employees will be voted in favor of the election of those persons receiving the highest numbers of votes cast in the preliminary vote. In the case of a vote for an amendment to Accenture Ltd’s constituent documents, or with respect to an amalgamation, liquidation, dissolution, sale of all or substantially all of its property and assets or any similar transaction with respect to Accenture Ltd, all covered shares owned by covered persons who are our employees will be voted against the proposal unless at least 66 2/3% of the votes in the preliminary vote are cast in favor of that proposal, in which case all of these covered shares will be voted in favor of the proposal.

So long as the covered shares owned by covered persons that are our employees represent a majority of the outstanding voting power of Accenture Ltd, partners from any one country will not have more than 50% of the voting power in any preliminary vote under the voting agreement.

Term and Amendment

The voting agreement will continue in effect until the earlier of April 18, 2051 and the time it is terminated by the vote of 66 2/3% of the votes represented by the covered shares owned by covered persons who are our employees. The transfer restrictions will not terminate upon the expiration or termination of the voting agreement unless they have been previously waived or terminated under the terms of the voting agreement. The voting agreement may generally be amended at any time by the affirmative vote of 66 2/3% of the votes represented by the covered shares owned by covered persons who are our employees. Amendment of the transfer restrictions also requires the consent of Accenture Ltd.

Waivers and Adjustments

The transfer restrictions and the other provisions of the voting agreement may be waived at any time by the partners representatives to permit covered persons to:

•	participate as sellers in underwritten public offerings of common shares and tender and exchange offers and share repurchase programs by Accenture;

•	transfer covered shares to charities, including charitable foundations;

•	transfer covered shares held in employee benefit plans; and

•	transfer covered shares in particular situations (for example, to immediate family members and trusts).

Subject to the foregoing, the provisions of the voting agreement may generally be waived by the affirmative vote of 66 2/3% of the votes represented by the covered shares owned by covered persons who are our employees. A general waiver of the transfer restrictions also requires the consent of Accenture Ltd.

Administration and Resolution of Disputes

The terms and provisions of the voting agreement are administered by the partners representatives, who are both partners of Accenture and members of Accenture Ltd’s board of directors and who agree to serve in such capacity. The partners representatives have the sole power to enforce the provisions of the voting agreement. No persons not a party to the voting agreement are beneficiaries of the provisions of the voting agreement.

Accenture SCA Transfer Rights Agreement

Following is a description of the material terms of the transfer rights agreement.

Persons and Shares Covered

Accenture SCA and each of our partners who own shares of Accenture SCA have entered into a transfer rights agreement. We refer to parties to the transfer rights agreement, other than Accenture SCA, as “covered persons.”

The Accenture SCA shares covered by the transfer rights agreement generally include all Class I common shares of Accenture SCA owned by a covered person. We refer to the shares covered by the transfer rights agreement as “covered shares.”

Transfer Restrictions

The articles of association of Accenture SCA provide that shares of Accenture SCA (other than those held by Accenture Ltd) may be transferred only with the consent of the Accenture SCA supervisory board or its delegate, the Accenture SCA partners committee. In addition, by entering into the transfer rights agreement, each party (other than Accenture Ltd) agrees, among other things, to:

•	except as described below, maintain beneficial ownership of his or her covered shares received on or prior to July 24, 2001 for a period of eight years thereafter;

•	maintain beneficial ownership of at least 25% of his or her covered shares received on or prior to July 24, 2001 as long as he or she is an employee of Accenture; and

•	comply with certain other transfer restrictions when requested to do so by Accenture.

Notwithstanding the transfer restrictions described in this summary, covered persons who continue to be employees of Accenture will be permitted to transfer a percentage of the covered shares received by them on or prior to July 24, 2001 and owned by them commencing on July 24, 2002 as follows:

Cumulative percentage of shares permitted to be transferred	Years after July 24, 2001
10%	1 year
25%	2 years
35%	3 years
45%	4 years
55%	5 years
65%	6 years
75%	7 years
100%	The later of (a) 8 years and (b) end of employment at Accenture

Partners retiring from Accenture at the age of 50 or above will be permitted to transfer covered shares they own on an accelerated basis commencing on July 24, 2002 as follows:

Age at retirement	Percentage of remaining transfer restricted shares permitted to be transferred
56 or older	100%
55	87.5%
54	75%
53	62.5%
52	50%
51	37.5%
50	25%

In addition, beginning on July 24, 2002, a retired partner who reaches the age of 56 will be permitted to transfer any covered shares he or she owns. Any remaining shares owned by retiring partners for which transfer restrictions are not released on an accelerated basis will be eligible to be transferred as if the retiring partner continued to be employed by Accenture.

Partners who became disabled before our transition to a corporate structure will be permitted to transfer all of their covered shares commencing on July 24, 2002. Partners who become disabled following our transition to a corporate structure will be subject to the general transfer restrictions applicable to our employees or, if disabled after the age of 50, will benefit from the accelerated lapses of transfer restrictions applicable to retired partners.

In addition, at any time after the third anniversary of the date of the consummation of our transition to a corporate structure, covered persons holding Accenture SCA Class I common shares may, without restriction, require Accenture SCA to redeem any Accenture SCA Class I common share held by such holder for a redemption price per share generally equal to the lower of the market price of an Accenture Ltd Class A common share and $1. Accenture SCA may, at its option, pay this redemption price in cash or by delivering Accenture Ltd Class A common shares.

If Accenture approves in writing a covered person’s pledge of his or her covered shares to a lender, foreclosures by the lender on those shares, and any subsequent sales of those shares by the lender, are not restricted, provided that the lender must give Accenture a right of first refusal to buy any shares at the market price before they are sold by the lender.

All transfer restrictions applicable to a covered person under the transfer rights agreement terminate upon death.

We expect that the above-described transfer restrictions will be waived to permit sales in underwritten public offerings, share repurchases or redemptions or transfers in other transactions approved by Accenture and to permit transfers to estate and/or tax planning vehicles approved by Accenture by those partners that have agreed to restrictions on any other transfers of their equity interests until July 24, 2005. See “—Share Management Plan—Common Agreements” for a discussion of the terms of this restriction on transfer. For a description of the waiver provisions relating to these transfer restrictions, see “—Waivers and Adjustments” below.

Term and Amendment

The transfer rights agreement will continue in effect until the earlier of April 18, 2051 and the time it is terminated by the vote of 66 2/3% of the votes represented by the covered shares owned by covered persons who are our employees. The transfer restrictions will not terminate upon the expiration or termination of the transfer rights agreement unless they have been previously waived or terminated under the terms of the transfer rights agreement. The transfer rights agreement may generally be amended at any time by the affirmative vote of 66 2/3% of the votes represented by the covered shares owned by covered persons who are our employees. Amendment of the transfer restrictions also requires the consent of Accenture SCA.

Waivers and Adjustments

The transfer restrictions and the other provisions of the transfer rights agreement may be waived at any time by the Accenture SCA partners committee to permit covered persons to:

•	participate as sellers in underwritten public offerings of common shares and tender and exchange offers and share repurchase programs by Accenture;

•	transfer covered shares to charities, including charitable foundations;

•	transfer covered shares held in employee benefit plans; and

•	transfer covered shares in particular situations (for example, to immediate family members and trusts).

Subject to the foregoing, the provisions of the transfer rights agreement may generally be waived by the affirmative vote of 66 2/3% of the votes represented by the covered shares owned by covered persons who are employees of Accenture. A general waiver of the transfer restrictions also requires the consent of Accenture SCA.

Administration and Resolution of Disputes

The terms and provisions of the transfer rights agreement are administered by the Accenture SCA partners committee, which consists of persons who are both partners of Accenture and members of the supervisory board of Accenture SCA and who agree to serve in such capacity. The Accenture SCA partners committee has the sole power to enforce the provisions of the transfer rights agreement. No persons not a party to the transfer rights agreement are beneficiaries of the provisions of the transfer rights agreement.

Partner Matters Agreement

Following is a description of the material terms of the partner matters agreement.

General; Persons and Shares Covered

Accenture Ltd and, with limited exceptions, each of our partners have entered into a partner matters agreement and each other person who becomes a partner will be required to enter into the partner matters agreement. The purpose of the partner matters agreement is to establish procedures for continued involvement of our partners in certain Accenture governance issues. Partners will vote in partner matters votes held in accordance with the partner matters agreement based on, generally, (1) all Accenture Ltd common shares, restricted share units and options to acquire Accenture Ltd common shares held by a partner if they were received from us as a partner or in connection with becoming a partner and (2) all Accenture Ltd common shares otherwise acquired by a partner if the acquisition is required by us. Accenture Ltd common shares, restricted share units and options to acquire Accenture Ltd common shares acquired as our employee, prior to becoming a partner, will not be relevant to a partner’s vote in a partner matters vote. Accenture Ltd common shares purchased by partners in the open market will also not be relevant to a partner’s vote in a partner matters vote, unless such purchase was required by us.

The partner matters agreement provides, among other things, mechanisms for our partners to:

•	select, for three to five years after July 24, 2001, five partner nominees for membership on the board of directors of Accenture Ltd;

•
make a non-binding recommendation to the board of directors of Accenture Ltd through a committee of partners regarding the selection of a chief executive officer of Accenture Ltd in the event a new chief executive officer is appointed within the first four years after July 24, 2001;

•	vote on new partner admissions;

•	approve the partners’ income plan as described below; and

•	hold a non-binding vote with respect to any decision to eliminate or materially change the current practice of allocating partner compensation on a relative, or “unit,” basis.

Under the terms of the partner matters agreement, a partners’ income committee, consisting of the chief executive officer and partners he or she appoints, reviews evaluations and recommendations concerning the performance of partners and determines relative levels of income participation, or unit allocation. Based on its review, the committee will prepare a partners’ income plan, which then must be submitted to the partners in a partner matters vote. If the plan is approved by a 66 2/3% partner matters vote, it is (1) binding with respect to the income participation or unit allocation of all partners other than the principal executive officers of Accenture Ltd (including the chief executive officer), subject to the impact on overall unit allocation of determinations by the board of directors of Accenture Ltd or the compensation committee of the board of directors of Accenture Ltd of the unit allocation for the executive officers, unless otherwise determined by the board of directors and (2) submitted to the compensation committee of the board of directors of Accenture Ltd as a recommendation with respect to the income participation or unit allocation of the chief executive officer and the other principal executive officers of Accenture Ltd.

Partners continue to vote on the admission of new partners. New partners will be approved by a 66 2/3% partner matters vote.

Term and Amendment; Waivers and Adjustments

The partner matters agreement will continue in effect until it is terminated by a 66 2/3% partner matters vote.

Any partner who ceases to be a partner of Accenture will no longer be a party to the partner matters agreement. The partner matters agreement may generally be amended or waived at any time by a 66 2/3% partner matters vote.

Administration and Resolution of Disputes

The terms and provisions of the partner matters agreement are administered by the partner matters representatives, who are both partners of Accenture and members of Accenture Ltd’s board of directors and who agree to serve in such capacity. The partner matters representatives have the sole power to enforce the provisions of the partner matters agreement. No persons not a party to the partner matters agreement are beneficiaries of the provisions of the partner matters agreement.

Non-Competition Agreement

Following is a description of the material terms of the non-competition agreements.

Persons Covered

Each of our partners as of the date of the consummation of our transition to a corporate structure has entered into a non-competition agreement.

Restricted Activities

Each partner party to a non-competition agreement has agreed that, for a “restricted period” ending on the later of five years following the date of the initial public offering of the Accenture Ltd Class A common shares in July 2001 or 18 months following the termination of that partner’s employment with us or our affiliates, he or she will not (1) associate with and engage in consulting services for any competitive enterprise or (2) solicit or assist any other entity in soliciting any client or prospective client for the purposes of providing consulting services, perform consulting services for any client or prospective client, or interfere with or damage any relationship between us and a client or prospective client.

In addition, each partner has agreed that for the restricted period he or she will not solicit or employ any Accenture employee or any former employee who ceased working for us within an eighteen-month period before or after the date on which the partner’s employment with us or our affiliates terminated.

Enforcement

Each partner has agreed that if the partner were to breach any provisions of the non-competition agreement, we would be entitled to equitable relief restraining that partner from committing any violation of the non-competition agreement. In addition, each partner has agreed that if the partner were to breach any provisions of the non-competition agreement, he or she will pay to us a predetermined amount as and for liquidated damages and that those liquidated damages will be secured by that partner’s shares pursuant to a pledge agreement, which has been entered into by the parties. Notwithstanding the pledge agreement, partners will be permitted to dispose of their pledged securities in accordance with the terms of the Accenture Ltd common agreement, the Accenture SCA common agreement, the voting agreement or the transfer rights agreement, as the case may be, and to receive the proceeds from such dispositions.

Because the laws concerning the enforcement of non-competition agreements vary, we may not be able to strictly enforce these terms in all jurisdictions.

Waiver and Termination

We may waive non-competition agreements or any portion thereof with the consent of, and in the discretion of, the chief executive officer of Accenture Ltd. The non-competition agreements will terminate upon a change in control of Accenture Ltd.

Advances to Partners

In March 2002, in connection with a revision to our variable compensation program for partners, which had the effect of deferring payment of variable compensation and imposing additional conditions on ultimate payment, all partners received a one-time advance against their quarterly variable compensation. In connection with this revision, the executive officers identified below received advances in excess of $60,000. Such advances will be repaid prior to the payment of future variable compensation.

Joe W. Forehand, Chief Executive Officer and Chairman of the Board of Directors, had a maximum advance of $112,000 under the program and, as of August 31, 2002, a remaining balance of $71,376.

Jackson L. Wilson, Jr., Corporate Development Officer and Director, had a maximum advance of $98,000 under the program and, as of August 31, 2002, a remaining balance of $62,454.

Stephan A. James, Chief Operating Officer and Director, had a maximum advance of $94,500 under the program and, as of August 31, 2002, a remaining balance of $60,223.

Michael G. McGrath, Chief Risk Officer, had a maximum advance of $91,000 under the program and, as of August 31, 2002, a remaining balance of $57,993.

William D. Green, Group Chief Executive—Communications & High Tech Operating Group and Director, had a maximum advance of $80,500 under the program and, as of August 31, 2002, a remaining balance of $51,301.

R. Timothy S. Breene, Chief Strategy Officer and Group Chief Executive—Business Consulting Capability Group, had a maximum advance of $72,800 under the program and, as of August 31, 2002, a remaining balance of $46,394.

Gregg G. Hartemayer, Group Chief Executive—Technology & Outsourcing Capability Group, had a maximum advance of $71,750 under the program and, as of August 31, 2002, a remaining balance of $45,725.

Joel P. Friedman, Partner—Corporate Development and Director, had a maximum advance of $68,950 under the program and, as of August 31, 2002, a remaining balance of $43,941.

Masakatsu Mori, Country Managing Director, Japan and Director, had a maximum advance of $61,103 under the program and, as of August 31, 2002, a remaining balance of $38,940.

Partner Liquidity Arrangements

We have entered into agreements with Salomon Smith Barney, Inc. that enable certain of our partners (not including any of our executive officers) to borrow from Salomon Smith Barney up to the lesser of a year’s salary or approximately 10% of the partner’s equity interest in Accenture. The loans are obligations of the individual partners, and not Accenture, and are secured by the individual partner’s equity interest in Accenture, which, as discussed under “—Non-Competition Agreement,” also secure the partner’s obligations under a non-competition agreement. These loans are intended for the purpose of increasing the personal liquidity of those partners for the four-year period following the initial public offering of the Accenture Ltd Class A common shares in July 2001 and may not exceed $150 million in the aggregate without the consent of Salomon Smith Barney. The agreements provide that the proceeds of any sale of shares securing a partner’s loan will be applied first to reduce the outstanding loan balance. Salomon Smith Barney can declare any loan immediately repayable in certain circumstances. As of August 31, 2002, an aggregate of $18 million was authorized to be drawn by 67 partners under these arrangements. We do not intend to expand or otherwise modify this program.

Partner Tax Costs

We have informed our partners that if a partner reports for tax purposes the reorganization transactions described in this proxy statement, we will provide a legal defense to that partner if his or her reporting position is challenged by the relevant tax authority. In the event such a defense is unsuccessful, and the partner is then subject to extraordinary financial disadvantage, we will review such circumstances for any individual partner and find an appropriate way to avoid severe financial damage to an individual partner.

Relationship with Andersen Worldwide and Arthur Andersen Firms

Arbitration Award and Termination of Contracts

In light of Arthur Andersen LLP’s and Andersen Worldwide’s current circumstances, Accenture and Arthur Andersen LLP have renegotiated the service arrangements and training facility use arrangement they entered into in 2001, as described below. Accenture and Arthur Andersen LLP have entered into a new facility services agreement which provides Accenture with the use of Arthur Andersen LLP’s training facility in St. Charles, Illinois, at market rates through July 1, 2007. Accenture and Arthur Andersen LLP have terminated the prior St. Charles facility services agreement, as well as the services agreements by which Arthur Andersen LLP and other Arthur Andersen firms were to provide services, including tax services, to Accenture and by which Accenture was to provide Arthur Andersen LLP and other Arthur Andersen firms with consulting services. The final payment by Accenture to Arthur Andersen LLP in connection with the termination of these agreements was within the amounts Accenture had previously accrued and did not have a material impact on Accenture Ltd’s income statement.

As a result of a restructuring in 1989, we and our “member firms,” which are now our subsidiaries, became legally separate and distinct from the Arthur Andersen firms. Thereafter, until August 7, 2000, we had contractual relationships with an administrative entity, Andersen Worldwide, and indirectly with the separate Arthur Andersen firms. Under these contracts, called member firm agreements, we and our member firms, on the one hand, and the Arthur Andersen firms, on the other hand, were two stand-alone business units linked through such agreements to Andersen Worldwide for administrative and other services. In addition, during this period our partners individually were members of the administrative entity, Andersen Worldwide. On December 17, 1997, the Accenture member firms began a binding arbitration seeking the termination of these contractual relationships and other relief.

On August 7, 2000, the parties to the arbitration were notified that the tribunal appointed by the International Chamber of Commerce in its final award, dated July 28, 2000, had terminated our contractual relationships with Andersen Worldwide and all the Arthur Andersen firms as of August 7, 2000. Under the terms of the final award, Accenture, and each of the member firms comprising it, was required to cease using the Andersen name or any derivative thereof, no later than December 31, 2000. On January 1, 2001, we began to conduct business under the name Accenture.

On December 19, 2000, Andersen Worldwide and Arthur Andersen LLP, on behalf of themselves and all other Arthur Andersen firms, partners, shareholders and others, and Accenture Partners, S.C. and Accenture LLP, on behalf of themselves and all other Accenture member firms, partners, shareholders and others, executed a binding memorandum of understanding agreement to settle and resolve all existing and potential disputes among the parties concerning the implementation of the final award and the termination of our contractual relationships with Andersen Worldwide and the Arthur Andersen firms, including the discharge and release of all obligations of the parties under the terminated member firm agreements between the Accenture member firms and Andersen Worldwide. The memorandum of understanding agreement provided for the parties to enter into a number of definitive agreements with respect to services, subleases, releases and indemnities and to finalize other contractual arrangements among the parties. It also contained provisions for specified uses by Accenture of its former name. On March 1, 2001, Andersen Worldwide, Arthur Andersen LLP and all other Arthur Andersen firms, on behalf of themselves and their respective affiliates and representatives, on the one hand, and Accenture Partners, S.C., Accenture LLP and all other Accenture firms, on behalf of themselves and their respective affiliates and representatives, on the other, completed implementation of the memorandum of understanding agreement by entering into a closing agreement, releases and indemnities, and by finalizing other contractual arrangements among the parties, including services agreements under which:

•	Arthur Andersen LLP and other Arthur Andersen firms that agree to provide services, including tax services, were to provide such services to Accenture for six years for $60 million per year;

•
Arthur Andersen LLP was to provide accommodations and related facility-use services to Accenture at its training facility in St. Charles, Illinois, for specified occupancy rates for five years for $60 million per year; and

•
Accenture was to provide Arthur Andersen LLP and other Arthur Andersen firms that agree to receive consulting services with such services at no cost to Arthur Andersen for five years up to $22.5 million per year at our published billing rate.

Under the terms of the indemnities, Andersen Worldwide, Arthur Andersen LLP and all other Arthur Andersen firms have indemnified us against and in respect of, among other things, liability for claims brought against us and any damages or losses we incur which relate to the conduct of Andersen Worldwide, Arthur Andersen LLP or the other Arthur Andersen firms prior to March 1, 2001, and we have indemnified Andersen Worldwide, Arthur Andersen LLP and the other Arthur Andersen firms against and in respect of, among other things, liability for claims brought against these entities and any damages or losses such entities incur which relate to our conduct prior to March 1, 2001.

Tax Sharing Agreement

During our association with Andersen Worldwide and Arthur Andersen, we agreed to allocate specified responsibilities and obligations relating to the preparation and filing of tax returns, the payment of tax liabilities and the control and contest of administrative or legal proceedings relating to tax matters between our two groups. On March 1, 2001, in connection with the settlement described above, Accenture entered into a tax sharing agreement with Andersen Worldwide and Arthur Andersen which describes how any unresolved tax matters will be addressed following the termination of our contractual relationships. In general, liability for specified additional taxes relating to joint business returns of Accenture and Andersen Worldwide and Arthur Andersen for taxable periods ending on or before the termination of our contractual relationships will be allocated between us and Andersen Worldwide and Arthur Andersen as if we had no contractual relationships with one another at the time the taxes arose. Liability for all other taxes relating to taxable periods ending on or before the termination of our agreements will be allocated to the party responsible for preparing and filing the tax return with respect to those taxes. The contest of audits and administrative or court proceedings relating to these taxes will generally be controlled by the party responsible for filing the tax returns that are the subject of the audit or proceeding.

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

The 2004 Annual General Meeting of Shareholders is expected to occur in February 2004. In accordance with the rules established by the Securities and Exchange Commission, any shareholder proposal submitted pursuant to Rule 14a-8 to be included in the proxy statement for that meeting must be received by us by September 15, 2003. If you would like to submit a shareholder proposal to be included in those proxy materials, you should send your proposal to our General Counsel and Secretary at 1661 Page Mill Road, Palo Alto, California, 94304, USA. In order for your proposal to be included in the proxy statement, the proposal must comply with the requirements established by the Securities and Exchange Commission.

Bermuda law provides that shareholders who collectively hold at least 5% of the total voting rights of the outstanding Class A common shares and Class X common shares, or any group comprised of at least 100 or more registered shareholders, may require a proposal to be submitted to an annual general meeting of shareholders. Generally, notice of the proposal must be received at our registered office in Bermuda at least six weeks before the date of the meeting. Under Securities and Exchange Commission Rule 14a-4, proxies may be voted on matters properly brought before the 2004 Annual General Meeting under this procedure in the discretion of management without additional proxy statement disclosure about the matter unless Accenture is notified about the matter by November 28, 2003.

INCORPORATION BY REFERENCE

To the extent that this proxy statement is incorporated by reference into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this proxy statement entitled “Report of the Compensation Committee,” “Report of the Audit Committee” (to the extent permitted by the rules of the Securities and Exchange Commission) and “Performance Graph” will not be deemed incorporated, unless specifically provided otherwise in that other filing.

SUBMITTING YOUR PROXY BY TELEPHONE OR VIA THE INTERNET

You may submit your proxy either by mail, by telephone or via the Internet. Please see the proxy card that accompanies this proxy statement for specific instructions on how to submit your proxy by any of these methods.

If you submit your proxy by telephone or via the Internet, then in order for your vote to be counted, your proxy must be received by 11:59 p.m., Eastern Standard Time, on February 24, 2003. Even if you submit your proxy by telephone or via the Internet, you can still vote your shares in person if you decide to attend the Annual Meeting.

The telephone and Internet proxy submission procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. We have been advised that the Internet proxy submission procedures that have been made available to you are consistent with the requirements of applicable law. If you submit your proxy via the Internet, then you should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which you must bear.

ELECTRONIC DELIVERY OF SHAREHOLDER COMMUNICATIONS

Our shareholder communications are available electronically. You may elect to receive or access future copies of these materials electronically as an alternative to receiving printed copies by mail. By signing up for electronic delivery, you can receive shareholder communications as soon as they are available without waiting for them to arrive in the mail. You can also reduce the number of bulky documents in your personal files, eliminate duplicate mailings, conserve natural resources and help us reduce our printing and mailing costs. If you are an employee shareholder, then you will receive these materials electronically but will have the right to receive printed copies by mail.

To sign up for electronic delivery, please submit your proxy via the Internet at www.proxyvote.com and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

HOUSEHOLDING OF SHAREHOLDER DOCUMENTS

We may send a single set of shareholder documents to any household at which two or more shareholders reside. This process is called “householding.” This reduces the volume of duplicate information received at your household and helps us to reduce our costs. Your materials may be househeld based on your prior express or implied consent. If your materials have been househeld and you wish to receive separate copies of these documents, you may write or call our Investor Relations Group at the following address or phone number: Accenture, Investor Relations, 1345 Avenue of the Americas, 18th Floor, New York, New York 10105 USA, telephone number +1 877-ACN-5659 in the United States and Puerto Rico and +1 703-797-1711 outside the United States and Puerto Rico.

January 10, 2003

Accenture Ltd Cedar House 41 Cedar Avenue Hamilton HM12 Bermuda
SUBMIT YOUR PROXY BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions up until 11:59 P.M., Eastern Standard Time, on February 24, 2003. Have your proxy card in hand when you access the website. You will be prompted to enter your 12-digit Control Number, which is located below, to obtain your records and to create an electronic proxy form.

SUBMIT YOUR PROXY BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., Eastern Standard Time, on February 24, 2003. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number, which is located below, and then follow the simple instructions the Vote Voice provides you.

SUBMIT YOUR PROXY BY MAIL –
Mark, sign and date your proxy card and return in the postage-paid envelope we have provided or return it to Accenture, c/o ADP, 51 Mercedes Way, Edgewood, New York 11717, USA, by 5:00 P.M., Eastern Standard Time, on February 24, 2003.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ACCENTURE LTD

The Board of Directors recommends that you vote “FOR” each of Proposals 1, 2 and 3. Proposal on Appointment of Directors:
1. Appointment and re-appointment of the following 5 nominees to the Board of Directors—01) Steven A. Ballmer, 02) Dina Dublon, 03) William D. Green, 04) Stephan A. James and 05) Carlos Vidal	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for a particular nominee (or nominees), mark “For All Except” and write the number(s) of the exception(s) on the line below.

Proposal on Board’s Authority to Appoint Additional Directors:	For	Against	Abstain
2. Authorization of the Board of Directors to appoint any persons as additional directors.	☐	☐	☐
Proposal on Re-appointment of KPMG LLP:
3. Re-appointment of KPMG LLP as independent auditors for the 2003 fiscal year and authorization of the Board of Directors to determine KPMG LLP’s remuneration.	☐	☐	☐

Note: In their discretion, the proxies appointed by you are authorized to vote upon such other matters as may properly come before the Annual General Meeting and at any adjournment or postponement thereof (including the appointment of a person to serve as director if any of the above nominees are unable to serve).

The signer(s) hereby acknowledge(s) receipt of the Notice of the 2003 Annual General Meeting of Shareholders and accompanying proxy statement.

(Please sign this proxy card exactly as your name appears elsewhere on this card. Proxies should be dated when signed. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or other similar capacity, please give your full title as such. If a corporation, a duly authorized officer of the corporation should sign on behalf of the corporation, or the seal of the corporation should be affixed. If a partnership, a partner should sign in partnership name.)

If you plan to attend the Annual General
Meeting, please check this box:    ☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ACCENTURE LTD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

2003 ANNUAL GENERAL MEETING OF SHAREHOLDERS
FEBRUARY 25, 2003

The undersigned hereby appoints Joe W. Forehand, Harry L. You and Douglas G. Scrivner as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all Class A common shares and Class X common shares of Accenture Ltd held of record by the undersigned on December 30, 2002, at the 2003 Annual General Meeting of Shareholders to be held on February 25, 2003 and at any adjournment or postponement thereof. The undersigned hereby further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such Annual General Meeting and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED AND DELIVERED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF YOU SIGN AND RETURN THIS PROXY BUT NO DIRECTIONS ARE GIVEN, THEN THIS PROXY WILL BE VOTED “FOR” EACH OF PROPOSALS 1, 2 AND 3, AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL GENERAL MEETING.

Please mark, sign, date and return this proxy card in the enclosed reply envelope, or submit your proxy by telephone or via the Internet. In order for your proxy to be voted, your proxy must be received by mail no later than 5:00 p.m., Eastern Standard Time, on February 24, 2003. If you submit your proxy by telephone or via the Internet, you may transmit your voting instructions up until 11:59 p.m., Eastern Standard Time, on February 24, 2003. Telephone and Internet instructions are located on the reverse side of this proxy card. Submitting your proxy will not affect your right to vote in person if you decide to attend the Annual General Meeting.

NOTICE OF PRELIMINARY VOTE IN CONNECTION WITH
2003 ANNUAL GENERAL MEETING OF SHAREHOLDERS

January 10, 2003

In accordance with the terms of the Voting Agreement, dated as of April 18, 2001, among Accenture Ltd and the Covered Persons (partners and former partners who have signed the Voting Agreement), a preliminary vote concerning the matters to be voted upon at the 2003 Annual General Meeting of Shareholders of Accenture Ltd (the “Annual Meeting”) will be concluded on Friday, February 7, 2003.

The record date for determining the shareholders entitled to vote in the preliminary vote, or any adjournments or postponements thereof, was the close of business on December 30, 2002. Additional information regarding the matters to be acted upon at the Annual Meeting with respect to which this preliminary vote is being conducted can be found in the accompanying proxy statement.

As an Accenture partner who signed the Voting Agreement, you are a “Covered Person” and certain of your Accenture Ltd shares are “Covered Shares” under the Voting Agreement. For purposes of the preliminary vote, your Covered Shares include (1) any Class X common shares that you hold, (2) any Class A common shares that you beneficially owned as of the record date and as of or prior to the initial public offering of the Class A common shares, (3) any shares you received from Accenture while you were an employee or a partner, or that you received in connection with becoming a partner and (4) any Class A common shares that you were required to acquire by Accenture.

As a Covered Person and a shareholder of record, you will be submitting a ballot instead of a proxy card. You will be voting on the same matters as the other Accenture shareholders but as a Covered Person, you will be participating in the preliminary vote. Under the Voting Agreement, you gave an irrevocable proxy to the partners representatives to vote your Covered Shares at the Annual Meeting. At the Annual Meeting, the partners representatives will vote all of your Class A common shares and Class X common shares covered by the Voting Agreement in accordance with the results of the preliminary vote. In addition, you authorized the partners representatives to vote on any other matters that come before the Annual Meeting as the holders see fit in their discretion, so long as the discretionary vote is consistent with the preliminary vote and does not frustrate the intent of the preliminary vote.

You should note that only your Covered Shares will be voted in accordance with the preliminary vote. If you own any shares that are not Covered Shares (such as any Class A common shares that you have purchased on the open market), you will be receiving a proxy card for those shares, and you should submit a completed proxy in order to have those shares voted at the Annual Meeting.

You may submit your vote over the telephone by accessing the number indicated on the ballot, or via the Internet at www.proxyvote.com. You may submit your vote up until 11:59 p.m., Eastern Standard Time, on February 7, 2003.

PLEASE SUBMIT YOUR VOTE BY FEBRUARY 7, 2003

Accenture Ltd Cedar House 41 Cedar Avenue Hamilton HM12 Bermuda
VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions up until 11:59 P.M., Eastern Standard Time, on February 7, 2003. Have your ballot in hand when you access the website. You will be prompted to enter your 12-digit Control Number, which is located below, to obtain your records and to create an electronic ballot.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., Eastern Standard Time, on February 7, 2003. Have your ballot in hand when you call. You will be prompted to enter your 12-digit Control Number, which is located below, and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL –
Mark, sign and date your ballot and return to Accenture, c/o ADP, 51 Mercedes Way, Edgewood, New York 11717, USA, by 5:00 P.M., Eastern Standard Time, on February 7, 2003.

THIS BALLOT IS VALID ONLY WHEN SIGNED AND DATED.

ACCENTURE LTD

The Board of Directors recommends that you vote “FOR” each of Proposals 1, 2 and 3. Proposal on Appointment of Directors:
1. Appointment and re-appointment of the following 5 nominees to the Board of Directors—01) Steven A. Ballmer, 02) Dina Dublon, 03) William D. Green, 04) Stephan A. James and 05) Carlos Vidal	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for a particular nominee (or nominees), mark “For All Except” and write the number(s) of the exception(s) on the line below.

Proposal on Board’s Authority to Appoint Additional Directors:	For	Against	Abstain
2. Authorization of the Board of Directors to appoint any persons as additional directors.	☐	☐	☐

Proposal on Re-appointment of KPMG LLP:
3. Re-appointmentof KPMG LLP as independent auditors for the 2003 fiscal year and authorization of the Board of Directors to determine KPMG LLP’s remuneration.	☐	☐	☐

THE UNDERSIGNED HEREBY CASTS HIS OR HER VOTE IN THE PRELIMINARY VOTE OF CLASS A COMMON SHARES AND CLASS X COMMON SHARES OF ACCENTURE LTD BENEFICIALLY OWNED BY THE UNDERSIGNED AND SUBJECT TO THE VOTING AGREEMENT.

If you plan to attend the Annual General
Meeting, please check this box:    ☐

(Please sign this ballot exactly as your name appears elsewhere on this ballot. Ballots should be dated when signed.)

Signature [PLEASE SIGN WITHIN BOX]	Date

ACCENTURE LTD

BALLOT FOR THE PRELIMINARY VOTE OF COMMON SHARES
SUBJECT TO THE VOTING AGREEMENT, TO BE CAST IN CONNECTION WITH THE
2003 ANNUAL GENERAL MEETING OF SHAREHOLDERS
FEBRUARY 25, 2003

This ballot relates to the 2003 Annual General Meeting of Shareholders of Accenture Ltd and covers all Class A common shares and Class X common shares beneficially owned by you and subject to that certain Voting Agreement, dated as of April 18, 2001, to which you are a party.

THIS BALLOT, WHEN PROPERLY EXECUTED AND DELIVERED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF YOU SIGN AND RETURN THIS BALLOT BUT NO DIRECTIONS ARE GIVEN, THEN THIS BALLOT WILL BE VOTED “FOR” EACH OF PROPOSALS 1, 2 AND 3.

Please mark, sign, date and return this ballot in the enclosed reply envelope, or submit your ballot by telephone or via the Internet. In order for your ballot to be voted, your ballot must be received by mail no later than 5:00 p.m., Eastern Standard Time, on February 7, 2003. If you submit your ballot by telephone or via the Internet, you may transmit your voting instructions up until 11:59 p.m., Eastern Standard Time, on February 7, 2003. Telephonic and Internet instructions are located on the reverse side of this ballot.